Exhibit 10.1

LOAN AGREEMENT

THIS AGREEMENT (“Loan Agreement”) is made and entered into this 22nd day of May, 2009, by and between J. ALEXANDER’S CORPORATION, a Tennessee corporation (herein called “Borrower”) and PINNACLE NATIONAL BANK (herein called “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has applied to Lender for financing to acquire certain stock in Borrower from Solidus Company, LP, a Tennessee limited partnership, and for general corporate purposes, including working capital needs, and Lender has agreed to provided such financing, subject to the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower covenant and agree as follows:

I. THE LOANS

1.1           Loans.  Subject to the terms and provisions of this instrument, Lender agrees to make available to Borrower a term loan in the original principal amount of THREE MILLION AND NO/100 ($3,000,000.00) DOLLARS, solely for the purposes specifically enumerated herein and certain costs and expenses related thereto, by advancing said sum to Borrower on the date hereof pursuant to the provisions herein contained (the "Term Loan"). The Term Loan shall be evidenced by a certain Promissory Note in the original principal amount of $3,000,000.00, in form and content acceptable to Lender, which shall be executed by Borrower and payable to the order of Lender (together with any and all extensions, renewals and modifications thereof, the "Term Note").  In addition, subject to the terms and provisions of this instrument, Lender also agrees to make available to Borrower a revolving line of credit in the maximum principal amount of FIVE MILLION AND N0/100 ($5,000,000.00) DOLLARS, to be used for general corporate purposes, including working capital needs of Borrower and its subsidiaries, by advancing said sum to Borrower on a revolving basis from time to time at Borrower's request pursuant to the provisions herein contained (the "Line of Credit;" the Term Loan and the Line of Credit are sometimes hereinafter collectively referred to as the "Loans").  The Line of Credit shall be evidenced by a certain Revolving Promissory Note in the maximum principal amount of $5,000,000.00, in form and content acceptable to Lender, which shall be executed by Borrower and payable to the order of Lender (together with any and all extensions, renewals and modifications thereof, the "Revolving Note").  The Term Note and the Revolving Note are hereinafter collectively referred to as the “Notes.”

J. Alexander's Restaurants, Inc., J. Alexander's Restaurants of Kansas, Inc., J. Alexander's of Texas, Inc. and J. Alexander's of Kansas, LLC (herein collectively called “Guarantors”), shall unconditionally guarantee payment of the Loans, and all indebtedness now or hereafter owing to Lender by Borrower, and shall execute instruments in such form as may be reasonably required by Lender to accomplish such guaranties.

1.2           Term.  The term of the Loans shall be as set forth in the Notes and this Loan Agreement.

1.3           Interest.  The Loans shall bear interest at annual rates as set forth in the Notes. Interest accruing under the Notes shall be computed on the basis of a three hundred sixty (360) day year. After default or maturity, interest and penalties shall accrue as set forth in the Notes and this Loan Agreement. Notwithstanding anything herein to the contrary, in no event shall the interest rate exceed the maximum rate allowed by applicable law.  The Applicable Margin, as such term is used in the Notes, shall be determined in accordance with the following pricing grid (with the Adjusted Debt to EBITDAR Ratio calculated in accordance with Section 3.5(b) of this Loan Agreement):

Tier	Adjusted Debt to EBITDAR Ratio	Applicable Margin
I	Less than or equal to 3.0 to 1.0	3.50%
II	Greater than 3.0 to 1.0 and less than or equal to 4.5 to 1.0	4.00%
III	Greater than 4.5 to 1.0 and less than or equal to 6.0 to 1.0	4.25%
IV	Greater than 6.0 to 1.0	4.50%

Adjustments to the Applicable Margin shall be made quarterly, effective two (2) business days after delivery by Borrower to Lender of its financial covenant calculations for the applicable fiscal quarter; provided, however, the Applicable Margin shall be determined with reference to Tier IV until delivery by Borrower of financial covenant calculations for the fiscal quarter ending June 28, 2009.

1.4           Repayment Schedule.  Payment of all obligations arising under the Loans shall be made as set forth in the Notes and this Loan Agreement.

1.5           Commitment Fees; Non-Use Fee.   At closing hereunder, Borrower shall pay to Lender an upfront commitment fee equal to 0.50% of the maximum principal amount to the Loans, payable in full in cash at closing.  On each anniversary of the closing hereunder until the termination of the Line of Credit, Borrower shall pay to Lender an annual commitment fee equal to 0.50% of the maximum principal amount of the Line of Credit.  Borrower shall pay to Lender an unused fee equal to 0.25% per annum of the average, unused portion of the Line of Credit until the termination of the Line of Credit, payable quarterly, in arrears.

1.6           Place of Payments.  All payments of principal and interest shall be made at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, or at such other place, or places, as Lender may direct by notice in writing to Borrower from time to time.

1.7           Prepayment.
(a)           Prepayment. Prepayment of principal due under the Loans made hereunder may be made at any time without premium or other prepayment charge.

(b)           Mandatory Prepayment. In addition to regularly scheduled payments of principal, Borrower will be required to make prepayments of the Loans to the extent the following exceed an aggregate amount of $100,000 in any calendar year (i) 100% of the net proceeds of any sale or disposition of any assets of Borrower or Guarantors (net of amounts reinvested in replacement assets within 180 days of receipt by Borrower or required to pay taxes or other costs applicable to the disposition), other than from the sale of inventory and gift cards in the ordinary course of business (provided, however, at any time that the Adjusted Debt to EBITDAR Ratio is less than 1.5 to 1.0, no prepayment under clause (i) is required); (ii) 50% of the net proceeds of any sales or issuances of equity (other than proceeds from the exercise of stock options) or debt securities of Borrower or Guarantors and/or any other indebtedness for borrowed money incurred by Borrower or Guarantors after the closing date (other than purchase money indebtedness); and (iii) 100% of the net proceeds of insurance proceeds and condemnation awards of the Borrower and Guarantors to the extent not reinvested in their business, and not required by contract to be paid to another vendor or landlord.  Such prepayments shall be applied first to installments of principal of the Term Loan on until the Term Loan is paid in full and second to the outstanding principal balance of the Line of Credit (without a permanent reduction in the maximum principal amount of the Line of Credit).

(c)           Excess Cash Flow Recapture.  An annual additional principal payment on the Term Loan is to be made by Borrower based on fiscal year-end Fixed Charge Coverage Ratio beginning with the fiscal year ending January 2, 2011.  The additional required principal payments shall be equal to 65% of the excess of the numerator of the Fixed Charge Coverage Ratio over 105% the denominator of the ratio.

1.8           Disbursement of Loans.  Funds shall be disbursed by Lender under the Notes for the purposes provided herein (with the Term Loan disbursed in full at closing and the Line of Credit disbursed on a revolving basis from time to time at Borrower's request), subject to and in accordance with the conditions and requirements contained herein, as follows:

(a)           Lender shall not be obligated to disburse any portion of the Loans other than closing costs of the Loans approved by Lender, unless and until, at Lender’s option, the following conditions precedent shall have been satisfied:

(i)           Lender shall have received all of the Loan Documents and Security Instruments, as hereinafter defined, in form reasonably satisfactory to Lender.

(ii)           Borrower and Guarantors shall provide to Lender certified resolutions appropriately authorizing the transactions contemplated herein and designating an authorized officer or other agent of Borrower to execute all Loan Documents to which Borrower is a party.

(iii)           Lender shall have received financing statements in form acceptable to Lender to be filed with the Secretary of State of Tennessee, and such other locations as Lender may reasonably require, perfecting Bank’s security interest in the Collateral (as hereinafter defined), and any waivers or releases reasonably required by Lender.

(iv)           Lender shall have received a copy of certified articles of organization and certificates of existence of Borrower and Guarantors from the Tennessee Secretary of State and/or such other jurisdictions as Lender may reasonably require, together with copies of the bylaws of Borrower and each corporate Guarantor.

(v)           UCC-11 searches issued by the Secretary of State of Tennessee and such other jurisdictions as Lender may reasonably require.

(vi)           Borrower shall be in material compliance with all covenants, warranties and representations to which Borrower is obligated under this Loan Agreement.

(vii)           No Event of Default shall then be in existence hereunder.

(viii)                      Borrower shall have furnished to Lender a detailed list of all of the corporate entities owned by Borrower, with evidence of any indebtedness currently outstanding with Borrower and/or Guarantors.

(ix)           Borrower shall have furnished to Lender any and all releases regarding any outstanding indebtedness owed to any lender that is to be paid off, or that said lender(s) shall be required to release any lien on an encumbrance they may have on any and all of the assets of Borrower or Guarantors, except for Permitted Encumbrances (as hereinafter defined).

(x)           Within ten (10) days of the date hereof (and not as a condition to the initial funding of the Loans), Borrower and Guarantors shall furnish to Lender negative pledges on all real property owned by Borrower and Guarantors not currently pledged to GE Capital, in which Borrower and Guarantors agree not to pledge the properties therein described to any lender or any other entity without Lender’s written permission; provided, however, Borrower and Guarantors shall be permitted to sell up to two (2) restaurant properties during the term of the Loans, so long as the net proceeds are applied in accordance with Section 1.7(b) of this Agreement.  Additionally, Borrower and Guarantors shall provide to Lender an affirmative statement that no other entity shall be granted a negative pledge on said property without first obtaining Lender’s written permission, all of which shall be set forth in this Loan Agreement.

Interest shall accrue on sums advanced only from the date of disbursement of such sums.

1.9           Collateral.  As collateral for the Secured Obligations, as hereinafter defined, including the Loans, Borrower shall execute and deliver, or cause to be executed and delivered, the following prior to or at closing hereunder:

(a)           Lender, shall receive a first priority (except for Permitted Encumbrances) perfected security interest in substantially all existing and after-acquired personal property of Borrower and Guarantors, including all inventory, accounts, equipment, fixtures, chattel paper, patents, trademarks, copyrights, documents, instruments, deposit accounts (provided, deposit account control agreements shall not be required), cash and cash equivalents, investment property (excluding equity interests of non-guarantor subsidiaries), general intangibles, letter of credit rights, commercial tort claims, insurance policies and other personal property of the Borrower and Guarantors (the “Collateral”).  The Collateral will be free and clear of other liens, claims and encumbrances, except Permitted Encumbrances.  As used herein "Permitted Encumbrances" shall mean (i) liens in favor of Lender, (ii) liens securing purchase money indebtedness or capital lease obligations, and (iii) liens for taxes not yet delinquent or being contested in good faith.

(b)           Assignment and Security Agreement, assigning and granting a security interest to Lender in all items therein described and other rights and matters as provided therein arising from or with respect to the Collateral, together with Financing Statements to evidence and perfect such assignment and security interest, all of which shall be in form and substance reasonably satisfactory to Lender in all respects, and which shall be first priority encumbrances upon the property, rights and interests which are the subject of such Assignment and Security Agreement and Financing Statements (subject to Permitted Encumbrances).

(c)           Guaranties of the Guarantors, in form and substance reasonably satisfactory to Lender executed by the Guarantors.

The foregoing instruments and documents, and any other instruments and documents now or hereafter securing the Secured Obligations, are herein sometimes collectively called the “Security Instruments.” The Security Instruments, together with the Notes, this Loan Agreement, and any other instruments and documents now or hereafter evidencing, securing or regulating the Loans or Secured Obligations are herein sometimes collectively called the “Loan Documents.”

Without limiting any of the provisions thereof, the Security Instruments shall secure the following (the “Secured Obligations”):

(a)           The full  and  timely  payment  of  the  indebtedness evidenced by the Notes, together with interest thereon, and all extensions, modifications and renewals thereof.

(b)           The full and prompt performance of all the obligations of Borrower to Lender under the Loan Documents.

(c)           The full and prompt payment of all costs and expenses of whatever kind or nature incident to the collection of any indebtedness evidenced by the Notes, the enforcement or protection of the Security Instruments, or the exercise by Lender or any rights or remedies of Lender with respect to any indebtedness evidenced by the Notes, including but not limited to reasonable attorney fees incurred by Lender in connection therewith, all of which Borrower agrees to pay upon demand.

(d)           The full and prompt payment and performance of any and all other indebtedness and obligations of Borrower to Lender, whether direct, indirect, contingent or matured, and whether incurred as endorser, guarantor, maker, surety or otherwise, whether now existing or hereafter arising.

1.10           Further Documents and Actions.  Borrower, and any other necessary parties, shall execute such instruments as Lender may reasonably require from time to time (which shall be in such form and substance as Lender may reasonably require), and shall take such other actions as Lender may reasonably require from time to time, to assure the full realization by Lender of the security of all the Collateral.

II. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

(a)            Neither this Loan Agreement, nor any document, financial statement, report, notice, schedule, certificate, statement or other writing which has, or shall be, furnished to Lender by or on behalf of Borrower hereunder contains any untrue statement of a material fact, or omits to state a fact material to this Loan Agreement, or the Loans to be made hereunder.

(b)           Borrower has full power and authority to consummate the transactions contemplated hereby.

(c)           Borrower and each Guarantor has, and shall have, the authority and capacity to execute and deliver the Loan Documents to which it is a party.

(d)           As of the date hereof, there is no default, under any instrument or document to which Borrower or any Guarantor is a party, which default is reasonably likely to cause a material adverse effect upon Borrower and Guarantors' financial condition taken as a whole (a "Material Adverse Effect"). Neither the execution nor delivery of this Loan Agreement, or any of the Loan Documents, nor compliance with their terms and provisions, will conflict with or be in violation of any applicable law, regulation, ordinance, court order, injunction, writ, or decree which conflict is reasonably likely to result in a Material Adverse Effect.

(e)           As of the date hereof and except as disclosed in Borrower's SEC filings, there is no pending or, to Borrower’s knowledge, threatened judicial, administrative, or arbitrational action or proceeding affecting Borrower, or any Guarantor before any court, governmental agency, or arbitrator which relates in any adverse manner to any of the transactions contemplated by this Loan Agreement, or which if adversely determined, is reasonably likely to result in a Material Adverse Effect.  Neither Borrower, nor any Guarantor has any material contingent liability not disclosed in the financial information heretofore furnished to Lender.

(f)           The funds disbursed under the Loans to be made hereunder shall be used for no purpose other than as stated above.

(g)           The financial statements which have been heretofore delivered to Lender by or on behalf of Borrower and Guarantors, and all financial statements which shall be delivered hereunder by Borrower or Guarantors, or such parties, to Lender, during the term of this Loan Agreement, and until payment of the Loans made hereunder, have been and shall be prepared in accordance with general accepted accounting principles, consistently applied ("GAAP"), and fairly present, and shall fairly present, in all material respects, the financial condition and results of operations of the Borrower as of and for the periods represented.

(j)           Borrower is a Tennessee corporation, validly existing, and in good standing under the laws of the State of Tennessee and has the power to own its properties, to carry on its business as now conducted, and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents.  Borrower is duly qualified to do business and in good standing in any other state in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The parties executing the Loan Documents on behalf of Borrower are duly authorized to act on its behalf.

(k)           Guarantors are validly existing and in good standing under the laws of the states of their organization and have the power to guarantee the indebtedness contemplated hereby, to carry on business as now conducted, and to enter into and perform obligations under this instrument and the other Loan Documents.  Guarantors are duly qualified to do business and in good standing in any other state in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The parties executing the Loan Documents on behalf of Guarantors are duly authorized to act on behalf of Guarantors.

(l)           Borrower’s principal office and chief place of business is located at 3401 West End Avenue, Suite 260, Nashville, Tennessee 37203.  Borrower will give Lender thirty (30) days notice of any change in its principal office or chief place of business.

III. COVENANTS OF BORROWER

3.1           Loan Documents.  Borrower and Guarantors shall execute and deliver, or cause to be executed and delivered, to Lender for the Loans to be made hereunder, prior to disbursement thereof, all of the Loan Documents, including but not limited to this Loan Agreement, the Notes and Security Instruments, all in form and substance reasonably satisfactory to Lender in all respects.

3.2           Additional Documentation.  Borrower shall deliver to Lender charters, bylaws, certifications, affidavits, good standing certificates, resolutions, opinions of counsel, and such other documentation as may be reasonably necessary in Lender’s judgment, to authorize the execution and delivery of any of the Loan Documents or to carry out the provisions of this Loan Agreement.

3.3           Liens.    Borrower shall for the term of this Loan Agreement, and until payment of the Loans made hereunder, keep the Collateral free and clear of any and all liens except Permitted Encumbrances and shall pay all taxes (if any) which may be charged against any part or all of the Collateral, prior to the time such become delinquent. However, Borrower shall not be required to pay any such lien claim, tax or assessment deemed by Borrower to be excessive or invalid, or which may be otherwise contested by Borrower, for so long as Borrower shall in good faith object to or otherwise contest the validity of the same by appropriate legal proceeding, and provided further that Borrower, upon demand by Lender, as protection and indemnity against loss or damage resulting therefrom, shall deposit, either in cash, bond, or other collateral acceptable to Lender, an amount sufficient in Lender’s reasonable judgment to cover the claim for such unpaid amounts, together with any costs or penalties which may thereafter accrue. Borrower shall pay, in any event, any such items prior to any judicial or nonjudicial sale to enforce any such lien.

3.4           Financial Statements and Other Information.  Borrower shall provide Lender with quarterly consolidated financial statements and a quarterly loan covenant compliance report within 45 days from the end of the first three (3) fiscal quarters of each fiscal year.  Borrower shall also provide Lender with an annual audited financial statement and a loan covenant compliance report within 120 days of Borrower’s fiscal year-end.

3.5           Financial Covenants.  Financial covenants will be calculated on a trailing four quarters basis (except as set forth below) and will consist of:

(a)           Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0.  Fixed Charge Coverage Ratio shall be measured as of the end of each of Borrower's fiscal quarters beginning June 28, 2009, and shall be calculated as of June 28, 2009 for the then-ending two (2) fiscal quarters, as of September 27, 2009, for the then-ending three (3) fiscal quarters, and as of the end of each fiscal quarter thereafter for the then-ending four (4) fiscal quarters. Fixed Charge Coverage Ratio shall be defined as the ratio of (A) the sum of net income (excluding the effect of any extraordinary or non-recurring gains or losses including any asset impairment charges, changes in valuation allowance for deferred tax assets and non-cash deferred income tax benefits and expenses and up to $500,000 (in the aggregate for the term of the Loans) in uninsured losses) plus depreciation and amortization plus interest expense plus scheduled monthly rent payments plus non-cash FASB 123R items (i.e. stock based compensation) minus the greater of i) actual total store maintenance capital expenditures (excluding major remodeling or image enhancements), or ii) the total number of Borrower’s stores operating for at least 18 months as of the date of determination multiplied by $40,000, to (B) the sum of interest expense during such period plus scheduled monthly rent payments made during such period plus scheduled payments of long term debt made during such period plus scheduled payments of capital leases made during such period, all determined in accordance with GAAP.

In the event of a full repayment of the Term Loan on or before the delivery of Borrower's loan covenant compliance report with respect to a particular fiscal quarter, all payments of long term debt related to the Term Loan will be excluded from the denominator of the Fixed Charge Coverage Ratio for such fiscal quarter covenant testing and thereafter. Any voluntary or mandatory partial pre-payments of the Term Loan or Line of Credit by Borrower, however, will not reduce (or be included in) scheduled payments of long term debt for purposes of calculating the Fixed Charge Coverage Ratio covenant testing.

(b)           Adjusted Debt to EBITDAR Ratio.  Borrower shall maintain an Adjusted Debt to EBITDAR Ratio of not more than (i) 6.0 to 1.0 for the fiscal quarters ending June 28, 2009, and September 27, 2009, (ii) 5.0 to 1.0 for the fiscal quarter ending January 3, 2010, and (iii) 4.5 to 1.0 as of the end of each fiscal quarter thereafter.  Adjusted Debt to EBITDAR shall be measured at quarter-end based on then-ending four (4) fiscal quarters. Maximum Adjusted Debt to EBITDAR is defined as the ratio of (A) total funded debt (defined as the principal portion of indebtedness for borrowed money) minus invested funds plus rent payments multiplied by 7, to (B) EBITDAR. Invested funds is defined as short term, liquid investments such as money markets with maturities of less than one year in length, and cash and cash equivalents; provided that investments into any joint venture or any endeavor not consistent with Borrower’s core restaurant operating business without the consent of Lender shall be excluded. EBITDAR shall be defined as the sum of net income for such period  (excluding the effect of any extraordinary or non-recurring gains or losses including any asset impairment charges, and up to $500,000 (in the aggregate for the term of the Loans) in uninsured losses) plus an amount which, in the determination of net income for such period has been deducted for (i) interest expense for such period; (ii) total federal, state foreign or other income taxes for such period; (iii) all depreciation and amortization for such period; (iv) scheduled monthly rent payments made during such period; and non-cash FASB 123R items, (i.e., stock based compensation), all as determined with GAAP.

3.6           Notice of Claims.  Borrower shall promptly notify Lender of any litigation exceeding $500,000 by any third party which may arise with respect to the Collateral, whether or not covered by insurance.

3.7           Insurance.  If such insurance is obtainable, Borrower shall furnish to Lender insurance policies with companies, and coverage and amounts, reasonably satisfactory to Lender insuring the Collateral against loss or damage by fire and other casualty, and such other risks as may be reasonably requested by Lender, said policies to insure the full replacement cost of such Collateral. Each such policy shall be maintained in full force and effect until the Loans have been paid in full.

3.8           Ownership of Collateral.  Except as set forth herein and the other Loan Documents, Borrower shall at all times until final payment of the Loans be the true and lawful owner of all the Collateral.

3.9           Assignments and Participations.  Lender will have the right at any time to sell and assign interests in the loans in accordance with customary terms, including prior consent of the Borrower (not to be unreasonably withheld), which consent shall not be required if any Event of Default exists.

3.10           Capital Expenditures.  Borrower agrees to avoid any expansion capital expenditures for new restaurants until the Term Loan is repaid in full.

3.11           Deposit Accounts.  Beginning ninety (90) days after the date hereof, Borrower agrees to maintain its primary depository accounts, treasury management accounts and merchant card services with Lender, as long as such accounts and merchant card services reasonably meet Borrower's needs and can be provided on terms no less favorable than those currently available to Borrower.

3.12           Dividends.  Borrower shall be prohibited from issuing or declaring dividends until the Loans are fully repaid or expired.

V. EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

(a)           If Borrower shall fail to pay any installment under the Loans within five (5) days of when due; or

(b)           If Borrower shall fail to pay sums due under the Loans at maturity; or

(c)           If Borrower or any of the Guarantors shall fail to keep and perform any other covenant or provision contained in this Loan Agreement, or in any of the Loan Documents, or if at any time any representation or warranty made by Borrower or any of the Guarantors, herein or otherwise in connection with the Loans made hereunder, shall be materially incorrect, and such failure shall continue unremedied for a period of thirty (30) days following the earlier of the date an executive officer of Borrower first has actual knowledge of such breach or failure, or the date Borrower is given written notice from Lender to Borrower specifying such breach or failure. If such failure cannot be cured by Borrower with reasonable diligence within such thirty (30) day period, then such period shall be extended to a total of forty-five (45) days provided that within such thirty (30) day period Borrower shall commence to cure such breach or failure and shall continue to proceed thereafter with reasonable diligence; or

(d)           If Borrower or any of the Guarantors (i) shall generally not pay or shall be unable to pay its or their debts as such debts become due; or (ii) shall make a general assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for such party, the Collateral or a substantial part of such party’s assets; or (iii) shall commence any proceeding under bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any petition or application filed or commenced against it or them in which an order for relief is entered or an adjudication or appointment is made; or (v) shall indicate, by any act or omission, such party’s consent to, approval of or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver or trustee for such party, the Collateral or a substantial part of such party’s assets; or (vi) shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(e)           If Borrower or any of the Guarantors shall be liquidated or dissolved (provided, however, any Guarantor may be liquidated, dissolved or merged into another Guarantor or Borrower); or

(f)           If there is a default in any other material indebtedness or obligations now or hereafter owing by Borrower or Guarantors, to Lender.

In any such event, Lender may, in addition to all  remedies available to Lender under the terms of any of the Loan Documents, or otherwise by applicable law, take any or all of the following actions, concurrently or successively: (i) declare the indebtedness evidenced by the Notes delivered pursuant to this Loan Agreement to be immediately due and payable without presentment, demand, or other notice, all of which are expressly waived, unless notice is specifically provided herein, or elsewhere in the Loan Documents, (ii) terminate the obligation of Lender to extend credit of any kind hereunder, whereupon the obligation of Lender to make additional advances hereunder shall terminate, (iii) acquire possession of the Collateral.

Borrower shall be liable to Lender for all sums paid or expended by Lender in connection with the Collateral or otherwise in connection with this Loan Agreement, and all payments made or liabilities incurred by Lender hereunder, of any kind whatsoever, shall be payable upon demand, and all of the foregoing, shall be deemed to constitute advances under this Loan Agreement, and the Notes, and shall be additional indebtedness secured by the Security Instruments.

VI. GENERAL PROVISIONS

6.1           Setoff.    In addition to all rights of setoff, Lender shall have upon the occurrence of an Event of Default hereunder the right to appropriate and apply to the payment of the Loans outstanding hereunder, any and all balances, credits, deposits, accounts, money, or other property of Borrower or Guarantors then or thereafter held by or deposited with Lender.

6.2           Attorney Fees and Costs.  Borrower shall be liable to Lender for all sums reasonably paid or incurred by Lender in connection with this Loan Agreement, the Loans made hereunder, the Collateral, whether paid or incurred by reason of any default hereunder, or in any of the Loan Documents, or otherwise, and such shall include, but shall not be limited to, the payment of all reasonable attorneys’ fees so paid or incurred. All such sums shall be payable by Borrower to Lender upon demand, and all of the foregoing shall constitute advances under this Loan Agreement. Borrower shall further pay to Lender all costs and expenses incurred by Lender, including, but not limited to, reasonable attorneys’ fees, in the preparation and consummation of this Loan Agreement, and the Loans made hereunder.

6.3           Remedies Cumulative.  All remedies provided for in this Loan Agreement, or in any of the Loan Documents, shall be cumulative, and shall be in addition to all other remedies available to Lender by applicable law.

6.4           Inspection.   Upon reasonable prior notice, Lender, its representatives and designees, shall have reasonable access to the books and records of Borrower with respect to the Collateral, and shall be entitled to copies of such records upon request. Borrower shall make such books and records available to Lender upon reasonable request. Upon reasonable prior notice, Lender shall be entitled to access to the Collateral for the purpose of inspecting the same, and in order to otherwise carry out the provisions of this Loan Agreement, or of any of the Loan Documents.

6.5           No Waiver.  The failure of Lender to exercise any right or remedy granted under this Loan Agreement, any of the Loan Documents, or by applicable law, shall not be a waiver of Lender’s right or rights to exercise any such right or remedy upon any subsequent default.

        6.6           Captions.  Captions used herein are for convenience only, and shall not be construed as limiting the construction of the provisions of this Loan Agreement.

6.7           Notice.  Any and all notices permitted or required under this Loan Agreement, or any of the Loan Documents, shall be deemed given if hand-delivered, or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to Borrower, as follows:	J. Alexander’s Corporation
Attn: R. Gregory Lewis
3401 West End Avenue, Suite 260
Nashville, Tennessee 37203

with a copy to:	Bass, Berry & Sims PLC
Attn: Felix R. Dowsley, III
315 Deaderick Street, Suite 2700
Nashville, TN 37238

and in the case of Lender:	Pinnacle National Bank
Attn: William W. DeCamp, Senior Vice President
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

with a copy to:	Gullett, Sanford, Robinson & Martin PLLC
Attn: George V. Crawford, Jr
315 Deaderick Street, Suite 1100
Nashville, TN 37238

or to such other address, or addresses, as either party may request in writing to the other from time to time. No notice to or demand on Borrower hereunder, in itself shall entitle Borrower to any other or further notice or demand in similar or other circumstances, or shall constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

6.8           Interest.  Notwithstanding anything herein to the contrary, in no event shall interest charged under the Loans hereunder exceed the maximum rate allowed by applicable law. Interest shall be calculated on the basis of a three hundred sixty (360) day year.

6.9           No Liability.  Except to the extent caused by Lender's negligence or willful misconduct, Borrower shall indemnify and hold harmless Lender from and against any and all liability, loss, and damage incurred by Lender in connection with this Loan Agreement.

6.10           Successors and Assigns.    This Loan Agreement shall be binding upon the parties hereto, and their respective successors and assigns. However, no rights of Borrower hereunder may be assigned without the express prior written consent of Lender.

6.11           Severability.   The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the remaining provisions.

6.12           Entire Agreement, Amendment.  This Loan Agreement, and the Loan Documents executed pursuant hereto shall constitute the entire agreement of the parties. Any additional provisions contained in the Loan Documents not contained herein shall be supplemental and in addition to the provisions hereof. This Loan Agreement may be modified or amended only by an instrument in writing executed by all parties hereto.

6.13           Applicable Law.  The construction and validity of this Loan Agreement, and the Loans made hereunder, shall be governed by the law of the State of Tennessee, except to the extent that such may be pre-empted by applicable law or regulation of the United States of America governing the charging or receiving of interest.

6.14           Time of the Essence, Gender, Number.  Time is of the essence with respect to this Loan Agreement, and all provisions and obligations hereof. As used herein, the singular shall refer to the plural, the plural to the singular, and the use of any gender shall be applicable to all genders.

6.15           Further Assurances.  Borrower shall execute and deliver such additional instruments and documents and take such further actions, as may be reasonably requested by Lender from time to time to further evidence or perfect the rights of and obligations owing to Lender hereunder and to correct any errors or mistakes in the transactions evidenced hereby.

6.16           Counterparts.  This Loan Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first above written.

BORROWER:

J. ALEXANDER’S CORPORATION,
a Tennessee corporation

By:	/s/ R. Gregory Lewis
Name:	R. Gregory Lewis
Title:	Vice President of Finance, Chief
Financial Officer and Secretary

LENDER:

PINNACLE NATIONAL BANK

By:	/s/ William W. DeCamp
William W. DeCamp, Senior Vice President